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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Medical Manager Corporation on Form S-3 of our report dated February 6, 1998 (except for certain information contained in Note 13 for which the date is February 28, 1998) on our audits of the consolidated financial statements and financial statement schedule of Medical Manager Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in Medical Manager Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."



                                                        COOPERS & LYBRAND L.L.P.



Tampa, Florida
March 16, 1998